EXHIBIT 5.1


  [LETTERHEAD OF RUDER, WARE & MICHLER, A LIMITED LIABILITY S.C]


 May 9, 2001



 Board of Directors
 Wausau-Mosinee Paper Corporation
 1244 Kronenwetter Drive
 Mosinee, WI 54455

 Gentlemen:

     We have acted as counsel to Wausau-Mosinee Paper Corporation (the "Company") in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed by it with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 3,145,679 shares of its common stock, no par value (the "Shares"), reserved for issuance under the 2000 Stock Option Plan (the "Plan").

     In connection with the delivery of this opinion, we have examined originals or copies of the articles of incorporation, as amended, and the by-laws, as amended, of the Company, the Registration Statement, the Plan, certain resolutions adopted by the Board of Directors, and such other records, agreements, instruments, certificates and other documents of public officials, the Company and its officers and representatives and have made such inquiries of the Company and its officers and representatives, as we have deemed necessary or appropriate in connection with the opinion set forth herein. We are familiar with the proceedings heretofore taken, and with the additional proceedings proposed to be taken, by the Company in connection with the authorization, registration, issuance and sale of the Shares. With respect to certain factual matters material to our opinion, we have relied upon representations from officers of the Company. In making such examination and rendering the opinion set forth below, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such later documents, and that all documents submitted to us as certified copies are true and correct copies of such originals.

     Based on such examination and review, and subject to the foregoing, we are of the opinion that the Shares, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and the Plan, will be duly authorized, validly issued, fully paid and non-assessable, subject, however, to the provision of Section 180.0622(2)(b) of the Wisconsin Statutes which provides that shareholders of a Wisconsin corporation are liable up to the amount of consideration paid for their shares for debts to employees for services performed for a period of service not in excess of six months in any one case.
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     We are members of the Bar of the State of Wisconsin, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the United States of America and the State of Wisconsin.

     We consent to the inclusion of this opinion as an Exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under
 Section 7 of the Securities Act of 1933, as amended.

                                        Very truly yours,

                                        RUDER, WARE & MICHLER,
                                        A LIMITED LIABILITY S.C.